Exhibit 15


     READING & BATES CORPORATION:

          We are aware that Reading & Bates Corporation has incorporated by reference in this registration statement on Form S-8, to be filed on December 30, 1997, its Forms 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, which include our reports dated April 14, 1997, July 14, 1997, and October 15, 1997, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Section 7 and 11 of the Act.

     ARTHUR ANDERSEN LLP

     Houston, Texas
     December 30, 1997